8x8 Appoints Joe Parkinson to Board of Directors

Former 8x8 and Micron Technology CEO brings recognized
leadership expertise to Packet8 VoIP service provider

SANTA CLARA, CA - April 19, 2006 - 8x8, Inc. (NASDAQ:EGHT), the Packet8 broadband Voice over Internet Protocol (VoIP) and videophone communications service provider today announced the appointment of Joe Parkinson to its Board of Directors.

Mr. Parkinson previously served as Chairman of the 8x8 Board of Directors from April 1995 to January 1998, and from November 2000 until December 2003. He also served as Vice Chairman from December 2003 until January 2004. Mr. Parkinson has held leadership positions at a number of technology companies, including CEO/President of 8x8, where he guided the company through its IPO before stepping down in January 1998. Known chiefly as the co-founder of semiconductor manufacturer Micron Technology, Mr. Parkinson served as president and then chairman and CEO of Micron for many years, beginning with the company's inception in the basement of a dental center until his retirement in 1994. During his tenure at Micron, he also served as a board member of the Semiconductor Industry Association (including a year as chairman) and was a co-founding board member of the private-governmental research consortium, Sematech, expending over $200 million per year on research for the semiconductor industry.

Mr. Parkinson continues to be employed part-time by 8x8 and he currently serves as chairman of Advance Nanotech, Inc., the premier provider of financing and support services to expedite the commercialization of nanotechnology discoveries, as well as private companies Yew Technology, Inc., (recruiting a semiconductor research team headed by Roger Lee, CEO, and recently the recipient of a governmental financial commitment to assist construction of a semiconductor facility in Guangzhou, China) and Jarbridge, Inc. (owning and pursuing intellectual property for internet retail sales). Additionally, Mr. Parkinson serves on the boards of First American Title Holding Company (owning and operating 47 title and escrow offices in Idaho and Montana) and Tulane University in New Orleans, Louisiana.

"We are very pleased to welcome Joe Parkinson back as a member of the 8x8 Board of Directors," said Bryan Martin, Chairman and CEO at 8x8. "Mr. Parkinson's business and leadership skills will benefit 8x8 as we solidify our position as one of the industry's leading independent VoIP service providers."

Parkinson joins 8x8 board members Bryan Martin, Donn Wilson, Major General Guy L. Hecker, Jr., Ret. and Christopher McNiffe.

About 8x8, Inc.

VoIP (voice over internet protocol) service provider 8x8, Inc. offers internet-based telephony solutions (www.packet8.net) for individual residential and business users as well as small to medium sized business organizations. In addition to regular Packet8 VoIP service plans, priced as low as $19.99 per month for unlimited anytime calling to the U.S. and Canada, 8x8 offers the Packet8 VideoPhone, the industry's first stand alone broadband consumer videophone with worldwide video calling for $19.99 per month. Packet8 Virtual Office, 8x8's VoIP solution for small to medium sized businesses, is a hosted PBX service comprised of powerful business class features. For additional company information, visit 8x8's web site at www.8x8.com.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo and Packet8 Virtual Office are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners.

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MEDIA RELATIONS CONTACTS:
Joan Citelli
JCitelli@8x8.com
 (408) 687-4320